REPLIMUNE, INC.

EXECUTIVE SEVERANCE PLAN
FOR CHIEF-LEVEL EXECUTIVES
Replimune, Inc. has adopted this Executive Severance Plan for Chief-Level Executives for the benefit of chief-level executives of the Company and its Subsidiaries in the United States, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in the text or in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified executive level employees, maintain a stable work environment and provide economic security to eligible executives in the event of certain qualifying terminations of employment.
The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is unfunded, has no trustee and is administered by the Plan Administrator. This Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA. In addition, the Plan is intended to be a “separation pay plan” under Section 409A, in accordance with the regulations issued thereunder, to the extent applicable.
1.DEFINITIONS. As hereinafter used:

1.1.“Benefit Continuation Period” means 12 months.

1.2.“Board” means the Board of Directors of the Company.

1.3.“Cause” shall mean a determination by the Board that the Eligible Executive has (i) breached any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement or obligations with the Company; (ii) committed an act of dishonesty, fraud, embezzlement or theft; (iii) engaged in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (iv) failed to perform satisfactorily the material duties of the Eligible Executive’s position (other than by reason of Disability) after receipt of a written warning from the Chief Executive Officer of the Company or the Board; (v) committed a felony or any crime of moral turpitude; or (vi) materially failed to comply with the Company’s code of conduct or employment policies.

1.4.“Change of Control” shall have the meaning ascribed to such term in the Equity Plan.

1.5.“Change of Control Protection Period” means the period commencing on the date of the Change of Control and ending on the date which is 12 months after the Change of Control.

1.6.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.7.“Code” means the Internal Revenue Code of 1986, as amended.

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1.8.“Committee” means the Compensation Committee of the Board.

1.9.“Company” means Replimune, Inc. and its U.S. Subsidiaries, and any successors thereto.

1.10.“Disability” means an Eligible Executive becoming eligible to receive disability benefits under the Company’s long-term disability plan; provided that if the Executive is not covered under the Company’s long-term disability plan, “Disability” shall mean the Eligible Executive is unable to perform the essential functions of the job, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, subject to applicable law.

1.11.“Effective Date” means September 10, 2024.

1.12.“Effective Date of Termination” means (a) the Eligible Executive’s date of death, (b) in the case of a termination of employment by the Company other than for Cause or on account of the Eligible Executive’s Disability, the date on which the Eligible Executive’s employment actually terminates, as set forth in the notice of termination given by the Company to the Eligible Executive, (c) in the case of termination of employment by an Eligible Executive for Good Reason, the date on which the Eligible Executive’s employment actually terminates, as specified in such Eligible Executive’s notice of termination given to the Company in accordance with the requirements set forth in Section 1.16 below, (d) in the case of a termination of employment by the Company for Cause, the date on which the Eligible Executive’s employment actually terminates as determined by the Company in its sole discretion, or (e) in the case of a termination of employment by an Eligible Executive without Good Reason, the date on which the Eligible Executive’s employment actually terminates as set forth in the notice of termination given by the Eligible Executive to the Company, a date specified by the Company, or as mutually agreed between the Eligible Executive and the Company.

1.13.“Eligible Executive” means any employee of the Company in the United States who is (a) hired into the Company or appointed as a chief-level employee of the Company, (b) designated by the Committee as an Eligible Executive and (c) not a party to an executed employment agreement, severance agreement, or change in control severance agreement with the Company that provides for severance benefits. For clarity, employees of the Company holding a ‘chief’ title for operational purposes but employed at a level of senior vice president, vice president or otherwise are not chief-level employees for the purpose of this Plan.

1.14.“Equity Plan” means the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan, as it may be amended from time to time, or a successor thereto.

1.15.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16.“Good Reason” means the occurrence of one or more of the following conditions without the Eligible Executive’s express consent (other than on account of the Eligible

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Executive’s Disability): (a) a material and permanent diminution by the Company of the Eligible Executive’s authority, duties or responsibilities, (b) a material diminution in the Eligible Executive’s base salary, other than a general reduction in base salaries of all similarly-situated executives in substantially the same proportions, (c) the failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to continue the Plan; or (d) a material and permanent change in the geographic location at which the Eligible Executive must perform services for the Company (which, for purposes of this Plan, means relocation of the offices of the Company at which the Eligible Executive is principally employed to a location that increases the Eligible Executive’s commute to work by more than 50 miles). The Eligible Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Eligible Executive’s notice of termination. If the Company does not correct the act or failure to act, the Eligible Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period. If the Eligible Executive does not provide written notice of termination for Good Reason to the Company within 30 days after an event constituting Good Reason, then the Eligible Executive will be deemed to have waived the Eligible Executive’s right to terminate for Good Reason with respect to such event.

1.17.“Plan” means this Executive Severance Plan for Chief-Level Executives, as set forth herein, as it may be amended from time to time.

1.18.“Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.19.“Qualifying Termination” means (a) the involuntary termination of an Eligible Executive’s employment by the Company, other than for Cause, death or Disability or (b) a termination of employment with the Company as a result of a resignation by an Eligible Executive for Good Reason; provided that, in any case, such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

1.20.“Section 409A” means Section 409A of the Code and the regulations and other guidance issued thereunder.

1.21.“Severance Period” means the 12-month period following the Eligible Executive’s Effective Date of Termination.

1.22.“Subsidiary” shall mean any entity of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Replimune, Inc.

2.SEVERANCE BENEFITS.

2.1.Generally. Subject to Sections 2.6, 2.7 and 4, each Eligible Executive shall be entitled to severance payments and benefits pursuant to applicable provisions of this Section 2 if the Eligible Executive incurs a Qualifying Termination.

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2.2.Payment of Accrued Obligations. The Company shall pay to each Eligible Executive (or the Eligible Executive’s estate in the event of the Eligible Executive’s death) who incurs a Qualifying Termination or a termination on account of death or Disability (a) the Eligible Executive’s accrued but previously unpaid annual base salary in the next scheduled payroll immediately such termination or within such shorter time period as required by governing law, (b) reimbursement of reasonable business expenses incurred by the Eligible Executive in accordance with the Company’s applicable business expense policy but not yet paid prior to the Effective Date of Termination (provided receipts are submitted on or within 30 days after the Effective Date of Termination and (c) any vested and accrued benefits under any applicable benefit plans and programs of the Company in which such Eligible Executive participated immediately prior to the Effective Date of Termination in accordance with the terms of such plan or program.

2.3.Severance Benefits upon a Qualifying Termination before or after the Change of Control Protection Period. Subject to Sections 2.6, 2.7 or 4, an Eligible Executive who incurs a Qualifying Termination before or after the Change of Control Protection Period will be entitled to the following payments and benefits:
(a)Severance Payment. A payment in cash equal to 12 months of such Eligible Executive’s annual rate of base salary at the rate in effect immediately prior to the Effective Date of Termination, which will be paid in installments in accordance with the Company’s normal payroll practices over the Severance Period; provided that if the Eligible Executive’s Qualifying Termination is a result of a termination of employment by the Eligible Executive on account of a material reduction in the Eligible Executive’s base salary as set forth in Section 1.16(b), such Eligible Executive’s annual rate of base salary at the rate in effect immediately prior to such reduction. Subject to Section 2.7 below, the installments will commence to be paid within 60 days following the Effective Date of Termination and any installments not paid between the Effective Date of Termination and the date of the first payment will be paid with the first payment.

(b)Health Insurance Benefits. If such Eligible Executive is eligible for and timely elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA at a level of coverage at or below the Eligible Executive’s level of coverage immediately prior to the Effective Date of Termination, the Company will pay the applicable COBRA premiums for the Benefit Continuation Period following the Effective Date of Termination, provided that the obligations of the Company to pay for benefits described in this Section shall terminate on the first to occur of any of the following, if any of the following should occur prior to the end of the Benefit Continuation Period: (i) the date on which the Eligible Executive becomes eligible for coverage under the group health plan of any other employer or (ii) the date the Eligible Executive ceases to be eligible for continued coverage under COBRA for any reason. The Eligible Executive agrees to notify the Company in writing immediately if during the Benefit Continuation Period, the Eligible Executive (x) accepts employment with a subsequent employer that sponsors a group health plan in which the Eligible Executive is eligible to participate or (y) is no longer eligible for continued coverage under COBRA, and the Eligible Executive agrees to repay to the Company any COBRA premiums paid by the Company during a period for which the Eligible Executive was not eligible for such payment under this Section 2.3(b). After the end of the Benefit Continuation Period, the Eligible Executive may continue COBRA coverage, subject to applicable law, at the Eligible Executive’s sole expense. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the period during which the Company pays the COBRA premiums pursuant to this Section 2.3(b).

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(c)Equity Awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan or other plans under which they were granted and any applicable award agreements.
2.4.Severance Benefits upon a Qualifying Termination during the Change of Control Protection Period. Subject to Sections 2.6, 2.7 and 4, an Eligible Executive who incurs a Qualifying Termination during the Change of Control Protection Period will be entitled to the following payments and benefits:

(a)Severance Payment. A payment in cash equal to the sum of (i) such Eligible Executive’s annual rate of base salary at the rate in effect immediately prior Effective Date of Termination; provided that if the Eligible Executive’s Qualifying Termination is a result of a termination of employment by the Eligible Executive on account of a material reduction in the Eligible Executive’s base compensation as set forth in Section 1.16(b), such Eligible Executive’s annual rate of base salary at the rate in effect immediately prior to such reduction; plus (ii) the Eligible Executive’s target annual cash incentive for the year of the Effective Date of Termination, which will be paid in installments in accordance with the Company’s normal payroll practices over the Severance Period. Subject to Section 2.7 below, the installments will commence to be paid within 60 days following the Effective Date of Termination and any installments not paid between the Effective Date of Termination and the date of the first payment will be paid with the first payment.
(b)Health Insurance Benefits. If such Eligible Executive is eligible for and timely elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA at a level of coverage at or below the Eligible Executive’s level of coverage immediately prior to the Effective Date of Termination, the Company will pay the applicable COBRA premiums for the Benefit Continuation Period following the Effective Date of Termination, provided that the obligations of the Company to pay for benefits described in this Section shall terminate on the first to occur of any of the following, if any of the following should occur prior to the end of the Benefit Continuation Period: (i) the date on which the Eligible Executive becomes eligible for coverage under the group health plan of any other employer or (ii) the date the Eligible Executive ceases to be eligible for continued coverage under COBRA for any reason. The Eligible Executive agrees to notify the Company in writing immediately if during the Benefit Continuation Period, the Eligible Executive (x) accepts employment with a subsequent employer who sponsors a group health plan in which the Eligible Executive is eligible to participate or (y) is no longer eligible for continued coverage under COBRA, and the Eligible Executive agrees to repay to the Company any COBRA premiums paid by the Company during a period for which the Eligible Executive was not eligible for such payment under this Section 2.4(b). After the end of the Benefit Continuation Period, the Eligible Executive may continue COBRA coverage, subject to applicable law, at the Eligible Executive’s sole expense. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the period during which the Company pays the COBRA premiums pursuant to this Section 2.4(b).
(c)Equity Awards. Equity awards that vest based upon the Eligible Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as applicable, as of the later to occur of the Effective Date of Termination and the Change of Control. Equity

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awards that vest based upon attainment of performance criteria shall vest in accordance with the terms of the plan and award agreement under which such awards were issued.

2.5.Termination by the Company for Cause; by the Eligible Executive without Good Reason. An Eligible Executive whose employment is terminated by the Company for Cause or by the Eligible Executive without Good Reason shall not be eligible for the payments and benefits specified in Sections 2.2, 2.3 or 2.4 and instead will be entitled to (a) the Eligible Executive’s accrued but previously unpaid annual base salary to be paid in the next scheduled payroll immediately such termination or within such shorter time period as required by governing law, (b) any vested and accrued benefits under any applicable benefit plans and programs of the Company in which such Eligible Executive participated immediately prior to the Effective Date of Termination in accordance with the terms of such plan or program and (c) reimbursement of reasonable business expenses incurred by the Eligible Executive in accordance with the Company’s applicable business expense policy but not yet paid prior to the Effective Date of Termination (provided receipts are submitted on or within 30 days after the Effective Date of Termination).

2.6.Release. No Eligible Executive who incurs a Qualifying Termination shall be eligible to receive any payments or other benefits under the Plan (other than payment of accrued obligations under Section 2.2 hereof) unless such Eligible Executive is fully in compliance with all confidentiality obligations to the Company and all restrictive covenants, and the Eligible Executive first executes and delivers to the Company an effective general release in favor of the Company, its affiliates and their respective officers and directors, in a form provided by the Company (the “Release”), which Release shall also contain confidentiality, nonsolicitation and invention assignment provisions, as well as non-competition provisions no more restrictive than those set forth in Exhibit A hereto, and all applicable statutory revocation periods related to such Release shall expire and the Release shall become effective within 60 days following such Eligible Executive’s Effective Date of Termination.

2.7.Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Executives to taxation under Section 409A and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith or an exception thereto. Notwithstanding anything to the contrary, no portion of the benefits or payments to be made under the Plan will be payable until the applicable Eligible Executive has a “separation from service” from the Company within the meaning of Section 409A, if required under Section 409A. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments and benefits due to the Eligible Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments and benefits that are otherwise due within six months following the Eligible Executive’s “separation from service” will be deferred without interest and paid to the Eligible Executive in a lump sum immediately following that six-month period (or upon the Eligible Executive’s death, if earlier). For purposes of the application of Section 409A, each payment will be deemed a separate payment and each payment in a series of payments pursuant to the Plan will be deemed a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to an Eligible Executive does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind

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benefits provided to the Eligible Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Executive in any other calendar year, (ii) the reimbursements for expenses for which the Eligible Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. In no event shall the Eligible Executive designate the year of payment hereunder. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Eligible Executive’s execution of the Release, directly or indirectly, result in the Eligible Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if any such payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

2.8.Nonduplication. This Plan supersedes all severance, separation, notice, or termination benefits under any other employment, severance or change in control policy, plan, or practice, whether formal or informal or written or unwritten, of the Company. This Plan does not supersede or replace any previously executed offer letter, employment agreement, severance agreement, or change in control severance agreement between an Eligible Executive and the Company, and no severance benefits shall be provided under the Plan to an employee who is eligible to receive severance benefits under a written offer letter, employment agreement, severance agreement, change in control severance agreement or other agreement or arrangement with the Company. Nothing in this Section 2.8 shall affect an Eligible Executive’s vested benefits under any employee benefit plan or program of the Company in which such Eligible Executive participated immediately prior to the Effective Date of Termination in accordance with the terms of such plan or program.

3.PLAN ADMINISTRATION.

3.1.The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all the provisions of the Plan. All decisions made by the Plan Administrator pursuant to the Plan shall be made in its sole and absolute discretion and shall be final and binding on the Eligible Executives and their beneficiaries and the Company.

3.2.The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3.The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.4.To the extent permitted by law, the Company shall indemnify the Plan Administrator (and/or any designee) from all claims for liability, loss, or damage (including payment of expenses in

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connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

4.EXCISE TAX.
Unless a more favorable treatment is otherwise provided in an individual agreement with an Eligible Executive, if any of the payments or benefits provided or to be provided by the Company or its affiliates to an Eligible Executive or for the benefit of an Eligible Executive pursuant to this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Eligible Executive's receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).
5.PLAN MODIFICATION OR TERMINATION.
The Plan may be terminated or amended by the Board or the Committee acting on behalf of the Company at any time; provided that, in no event shall any termination of the Plan or any amendment of the Plan that reduces benefits or excludes Eligible Executives be effective during the 12-month period following the Change of Control.
6.TAXES.

6.1.All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.2.In the event that, in the determination of the Company, the Company’s provision of the COBRA premiums as described in Sections 2.3(b) or 2.4(b) could reasonably be expected to subject the Company to liability for any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or could reasonably be expected to subject any highly compensated individual employed or formerly employed by the Company to adverse tax consequences under Section 105(h) of the Code, or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Company and the Eligible Executive will work together in good faith, consistent with the requirements for compliance with, or exemption from, Section 409A, to restructure such benefit in a manner intended to result in a benefit that is or remains exempt from Section 409A.

7.GENERAL PROVISIONS.

7.1.Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Executive under the Plan shall be liable for, or

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subject to, any obligation or liability of such Eligible Executive. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

7.2.Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary, and all Eligible Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted. Nothing herein shall alter the status of each Eligible Executive as an at-will employee of the Company and the Company’s right to terminate the employment of any Eligible Executive at any time, with or without Cause, is specifically reserved.

7.3.If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.4.This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Executive and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee's estate.

7.5.The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

7.6.The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Eligible Executive shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

7.7.Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

7.8.To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Massachusetts without regard to conflicts of law principles. Subject to Section 8.1, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Massachusetts, county of Suffolk.

8.DISPUTES.

8.1.Claim. In the event of a claim by any person, including but not limited to any Eligible Executive (the “Claimant”), as to whether such person is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Plan Administrator. Such claim must be filed within 90 days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Plan Administrator by certified mail at the following address:

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Executive Severance Plan for Chief-Level Executives
Plan Administrator
c/o SVP, General Counsel
Replimune, Inc.
500 Unicorn Park Drive
3rd Floor
Woburn MA 01801
The Plan Administrator shall, within 90 days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Plan Administrator may elect to extend such period for an additional 90 days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original 90-day period. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim.
The Claimant may request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such application must be via certified mail. The named appeals fiduciary is the Plan Administrator or the person(s) named by the Plan Administrator to review the Claimant's appeal. Such Claimant (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents relevant to his or her claim, and submit in writing issues and comments in support of his or her claim or position.
Within 60 days after receipt of a written appeal, the named appeals fiduciary shall decide the appeal and notify the Claimant of the final decision; provided that the named appeals fiduciary may elect to extend such period for an additional 60-days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original 60-day period.
The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the Claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits. The decision of the Plan Administrator shall be final and conclusive on all persons claiming benefits under the Plan, subject to applicable law.
8.2.Exhaustion and Time Limit to Bring a Judicial Claim. A claim or action (a) to recover benefits allegedly due under the Plan or by reason of any law, (b) to enforce rights under the Plan, (c) to clarify rights to future benefits under the Plan, or (d) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures set forth in Section 8.1 above

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(an “Administrative Claim”). Any Judicial Claim must be commenced in the appropriate court or forum no later than one year from the earliest of (i) the date the first benefit payment was made or allegedly due; or (ii) the date the Plan Administrator or its delegate first denied the Claimant’s request; provided, however, that, if the Claimant commences an Administrative Claim before the expiration of such one-year period, the period for commencing a Judicial Claim shall expire on the later of the end of the one-year period and the date that is three months after the Claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the Claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such one-year period (or, if applicable, expiration of the three-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred.

8.3.Payment of Fees. All reasonable legal fees and expenses of the Claimant incurred in pursuing a claim in accordance with Section 8.1 shall be reimbursed to such Claimant by the Company, but only if the Claimant substantially prevails with respect to such claim.

9.RECOUPMENT POLICY.
    Eligible Executives and any severance benefits to which Eligible Executives shall be entitled to under the Plan shall be subject to any compensation, clawback and recoupment policies as required by the Dodd-Frank Act or otherwise that may be applicable to the Eligible Executive as an employee of the Company, as in effect from time to time and as approved by the Board, the Committee or a duly authorized committee thereof, whether or not such policies are approved before or after the Effective Date.

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Exhibit A

Non-competition Provision
During the one (1) year period following termination of the Eligible Executive’s employment with the Company, the Eligible Executive shall not engage (directly or indirectly) in any Competitive Business in the Restricted Area. The term “Competitive Business” means any activities or services conducted by any third party with respect to the research, development, marketing, manufacturing or sale of oncolytic immunotherapies that are similar to the activities or services the Eligible Executive has performed (or gained confidential information about) at any time during the last two years of the Eligible Executive’s employment with the Company. The term “Restricted Area” means the United States of America, Canada and countries within Europe, in respect of which the Company or any of its affiliates has material business operations as of the Effective Date of Termination and in which the Eligible Executive has provided services or had a material presence or influence at any time during the last two years of the Eligible Executive’s employment with the Company or its affiliates.

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